Exhibit 10.70

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 30, 2008 (the “Effective Date”) among (i) ANESIVA, INC., a Delaware corporation (“Borrower”), (ii) COMPASS HORIZON FUNDING COMPANY LLC, as a Lender (“Horizon”), (iii) CIT HEALTHCARE LLC, as a Lender (“CIT”), OXFORD FINANCE CORPORATION, as a Lender (“Oxford”) (Horizon, CIT, Oxford and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”); and OXFORD FINANCE CORPORATION, as agent for the Lenders (in such capacity, the “Agent”), and provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. Borrower, the Agent and the Lenders hereby agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Credit Extensions advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with Section 2.3 of this Agreement.

2.2 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make certain term loans to Borrower from time to time, according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto, as follows: (i) during the First Draw Period, the Lenders shall make a tranche of Term Loans (the “First Term Loans”) available to Borrower in an aggregate amount up to Twenty Million Dollars ($20,000,000.00) according to each Lender’s First Term Loan Commitment as set forth on Schedule 1.1 hereto; and (ii) during the Second Draw Period, and provided that the Second Draw Conditions have been satisfied prior to March 31, 2009, the Lenders shall make an additional tranche of Term Loans (the “Second Term Loans”) available to Borrower in an aggregate amount up to Ten Million Dollars ($10,000,000.00) according to each Lender’s Second Term Loan Commitment as set forth on Schedule 1.1 hereto. The First Term Loans and Second Term Loans are hereinafter referred to singly as a “Term Loan”, and collectively as the “Term Loans”. After repayment, no Term Loan may be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through June 30, 2009. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make thirty (30) equal monthly payments of principal and interest which would fully amortize the outstanding amount of the Term Loans. All unpaid principal and accrued interest with respect to the Term Loans is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) - 2.2(e).

(c) Mandatory Prepayments.

(i) If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to each Lender in respect of the Term Loan(s) advanced to Borrower by such Lender, an amount equal to the sum of: (1) all outstanding principal plus accrued interest on such Term Loan(s), (2) the Final Payment in respect of such Term Loan(s), (3) the Prepayment Fee in respect of such Term Loan(s), plus (4) all other sums that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, Borrower shall pay to each Lender, on the Maturity Date, the Final Payment in respect of the Term Loan(s).

(d) In the event that Borrower fails to achieve both of the following conditions, Borrower shall be required to prepay the Term Loans in an aggregate amount necessary to reduce the outstanding principal balance of all Term Loans to an amount equal to Borrower’s revenue for the trailing twelve month period ending on June 30, 2009 (rounded to the nearest multiple of $1,000,000), together with (1) accrued interest on the Term Loans being prepaid, (2) the Final Payment in respect of such Term Loan(s), (3) the Prepayment Fee in respect of such Term Loan(s), plus (4) all other sums that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts: (i) Borrower shall have received, by no later than June 30, 2009, Net Proceeds of at least Fifty Million Dollars ($50,000,000) from the issuance and sale by Borrower of Borrower’s capital stock after the Effective Date, and (ii) Borrower’s product sales revenue (excluding licensing revenue) for the trailing twelve month period ending on June 30, 2009 shall be equal to or greater than Twenty Million Dollars ($20,000,000). All principal amounts required to be paid pursuant to this Section 2.2 (c)(ii) shall be applied to the Term Loans among the Lenders on a Pro Rata basis and in the inverse order of maturity to the remaining payments thereof.

(e) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower, (i) provides written notice to the Agent, with a copy to each Lender, of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to each Lender, on the date of such prepayment, in respect of the Term Loan(s) advanced to Borrower by such Lender, an amount equal to the sum of: (1) all outstanding principal plus accrued interest on such Term Loan(s), (2) the Final Payment in respect of such Term Loan(s), (3) the Prepayment Fee in respect of such Term Loan(s), plus (4) all other sums that shall have become due and payable, including Lenders’ Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a fixed per annum rate equal to the Basic Rate, determined by the Lenders as of the applicable Funding Date of any Term Loan, which interest shall be payable monthly in accordance with Section 2.3(e). Pursuant to the terms hereof, interest on the Term Loans shall be paid in arrears on the first day of each month. Interest shall also be paid on the date of any prepayment of the Term Loans pursuant to this Agreement for the portion of the Term Loans so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Term Loans shall be due and payable on the Maturity Date. Interest shall accrue on each Credit Extension for the day on which the Credit Extension is made, and shall accrue on a Credit Extension, or any portion thereof, for the day on which the Credit Extension or such portion is paid.

(b) Default Interest. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is the rate that is otherwise applicable thereto, plus five percent (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(d) Debit of Accounts. The Agent may debit any of Borrower’s deposit accounts with Silicon Valley Bank, through automatic debit of such accounts, Automated Clearinghouse (“ACH”) or other transfers, for principal and interest payments or any other amounts Borrower owes the Agent (or, upon the request of any Lender, such Lender) when due. No such debit shall constitute a set-off.

(e) Payments.

(i) Unless otherwise provided, interest is payable monthly on each Payment Date. All payments by Borrower hereunder received by the recipient thereof after 4:00 p.m. New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

(ii) All payments to be made by Borrower of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, set-off or rescission. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the respective Lenders to which such payment is owed, at the Lender’s Office in Dollars and in immediately available funds not later than 4:00 p.m. New York time on the date specified herein.

(f) Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Agent and each other Lender of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, Pro Rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.12 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(g) Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by Notes in the form of Exhibit D and/or other records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.

2.4 Fees. Borrower shall pay to the Lenders:

(a) Loan Fee. A fully earned, non refundable loan fee of Three Hundred Thousand Dollars ($300,000) (to be shared among Oxford ($150,000), CIT ($100,000) and Horizon ($50,000)), on or before the Effective Date;

(b) Final Payment. The Final Payment when due on the Maturity Date or pursuant to the terms of Section 2.2;

(c) Prepayment Fee. The Prepayment Fee, if any, when due hereunder; and

(d) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses incurred in connection with the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.4.2 Taxes.

(a) Any and all payments by Borrower to or for the account of the Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each of the foregoing cases by the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent or such Lender, as the case may be, is organized or maintains its Lender’s Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to the Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or if no receipt is available, other evidence of such payment reasonably satisfactory to the Agent or the Lenders.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Lender, Borrower shall also pay to the Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Borrower agrees to indemnify the Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.4.2) paid by the Agent and such Lender, (ii) amounts payable under Section 2.4.2(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender or the Agent first made demand therefor. Payment under this subsection (d) shall be made within thirty (30) days after the date the applicable Lender or the Agent makes a demand therefor.

(e) If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 2.4.2, and costs and expenses (including Lenders’ Expenses) of the Agent. The obligation of the Lenders under this Section shall survive the termination of all Term Loan Commitments to make Credit Extensions, repayment of all Obligations and the resignation of the Agent.

2.4.3 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 2.4.2 and the imposition of, or any change in the rate of, any tax excluded from the definition of Taxes in Section 2.4.2(a) payable by such Lender); or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement made by such Lender;

(b) and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, so long as such costs have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

(c) Without duplication of amounts payable pursuant to paragraph (a) above, if any Lender determines that any change in Law affecting such Lender or any lending officer of such Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

2.4.4 Matters Applicable to all Requests for Compensation. A certificate of the Agent or any Lender claiming compensation under this Article 2 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or such Lender may use any reasonable averaging and attribution methods.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that the Agent shall have received, with a copy to each Lender, in form and substance satisfactory to the Agent, such documents, and completion of such other matters, as the Agent or any Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which Borrower is a party;

(b) duly executed original signatures to the Warrants in favor of each Lender;

(c) duly executed original signatures to the Control Agreements with respect to each of Borrower’s Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts, including Borrower’s accounts at Silicon Valley Bank, UBS Securities and CSFirstBoston;

(d) Operating Documents and a good standing certificate of each of Borrower and AlgoRx Pharmaceuticals, Inc., in each case certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) Certificates of foreign qualification for each of Borrower and AlgoRx Pharmaceuticals, Inc., in each case certified by the Secretary of State (or similar Governmental Authority) of any jurisdiction in which such Person is qualified to conduct business, as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) duly executed original signatures to the completed Authorizing Resolutions for each of Borrower and AlgoRx Pharmaceuticals, Inc.;

(g) certified copies, dated as of a recent date, of financing statement searches, as the Agent or any Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements referenced in such searches either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be, terminated or released;

(h) the fully completed Perfection Certificate, together with the duly executed original signature of Borrower thereto;

(i) duly executed Landlord Waivers and/or Bailee Letters for each property at which Collateral having a value of Two Hundred Fifty Thousand Dollars ($250,000) or greater is located;

(j) duly executed original signatures of AlgoRx Pharmaceuticals, Inc. to a Guaranty and to a Guarantor Security Agreement;

(k) a legal opinion of Borrower’s counsel, addressed to the Agent and the Lenders, dated as of the Effective Date, together with the duly executed original signature thereto;

(l) a copy of Borrower’s executed Investors’ Rights Agreement and any amendments thereto;

(m) evidence satisfactory to the Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Agent;

(n) a payoff letter from General Electric Capital Corporation (“GE”);

(o) evidence that (i) the Liens securing the Indebtedness owed by Borrower to GE will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(p) a duly executed Right to Invest Letter; and

(q) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof;

(r) each document (including any UCC-1 financing statements) required by the Loan Documents or under Law or reasonably requested by the Agent or any Lender to be filed, registered or recorded in order to create in favor of the Agent, for its benefit and the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Lien, which shall be in proper form for filing, registration or recordation;

(s) There exists no material pending or threatened Proceeding against Borrower or any of its Affiliates or their respective assets in any court or administrative forum; and

(t) A certificate from the Chief Financial Officer of Borrower attesting that Borrower is solvent before and after giving effect to the initial funding of the Credit Extensions (and the application of proceeds thereof).

3.2 Conditions Precedent to all Credit Extensions. The Lenders’ obligations to make each Credit Extension, including the initial Credit Extension, are subject to the following:

(a) timely receipt by each Lender, with a copy to the Agent, of an executed Loan Request Form;

(b) receipt by each Lender, with copies to the Agent, of a duly executed original Note made payable by Borrower to the order of such Lender, evidencing the Credit Extension made by such Lender on the applicable Funding Date;

(c) the representations and warranties in Section 5 shall be true, accurate and complete in all material respects on the date of the Loan Request Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d) after giving effect to such Credit Extension, the total outstanding Term Loans shall not exceed the Term Loan Commitments.

(e) Each Lender has determined in such Lender’s sole discretion, that there has not been a Material Adverse Change.

3.3 Additional Conditions Precedent to Term Loans. In addition to the conditions set forth in Sections 3.1 and 3.2 above, the Lenders’ obligations to make the First Term Loans are subject to the condition precedent that Borrower shall have had an average Market Capitalization of not less than Fifty Million Dollars ($50,000,000) for the ten (10) Business Days prior to the Funding Date of the First Term Loans. In addition to the conditions set forth in Sections 3.1 and 3.2 above, the Lenders’ obligations to make the Second Term Loans are subject to the conditions precedent that Borrower shall have (i) had an average Market Capitalization of not less than Seventy Five Million Dollars ($75,000,000) for the ten (10) Business Days prior to the Funding Date of the Second Term Loans and (ii) achieved the Second Draw Conditions.

3.4 Covenant to Deliver. Borrower agrees to deliver to the Agent, with a copy to each Lender, each item required to be delivered to the Agent under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the making of a Credit Extension prior to the receipt by the Agent and each Lender of any such item shall not constitute a waiver by the Agent or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Agent’s sole discretion.

3.5 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loans set forth in this Agreement, to obtain a Term Loan, Borrower shall notify each Lender with a copy to the Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time at least ten (10) Business Days prior to the date the Term Loan is requested to be made. Together with any such electronic or facsimile notification, Borrower shall deliver to each Lender with a copy to the Agent by electronic mail or facsimile a completed Loan Request Form executed by a Responsible Officer or his or her designee. Each Lender and the Agent may rely on any telephone notice given by a person whom such Lender or the Agent believes is a Responsible Officer or designee.

(b) Upon compliance with the borrowing procedures set forth in clause (a) above, the proceeds of any Term Loan will be made available to Borrower on the applicable Funding Date by each Lender by transfer to such account as Borrower may instruct in the Loan Request Form.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants to the Agent, for the benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Agent, for the benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to the Agent’s Lien to the extent permitted under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify the Agent, with a copy to each Lender, in a writing signed by Borrower of the general details thereof and grant to the Agent, for the benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent or the Lenders. If this Agreement is terminated, the Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligations to make Credit Extensions has terminated, the Agent shall, at Borrower’s sole cost and expense, release its Liens in the Collateral granted hereunder and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes (and ratifies and confirms any prior authorization) the Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion or at the Lenders’ direction.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization; Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to the Agent, with a copy to each Lender, a completed certificate in the form provided by the Agent signed by Borrower, entitled “Perfection Certificate.” Borrower represents and warrants to the Lenders that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify the Agent, with a copy to each Lender, of such occurrence and provide the Agent, with a copy to each Lender, with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected,

(iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Deposit Accounts, Securities Account, Commodity Account or other investment account other than the accounts described in the Perfection Certificate delivered to the Agent, with a copy to each Lender, in connection herewith, or of which Borrower has given the Agent, with a copy to each Lender, notice and taken such actions as are necessary to give the Agent, for the benefit of the Lenders, a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral are maintained at locations other than as provided in the Perfection Certificate or as Borrower has given the Agent, with a copy to each Lender, notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of the Agent or the Lenders and such bailee must execute and deliver a bailee agreement, in form and substance satisfactory to the Agent, or the Lenders, in their sole discretion.

5.3 Intellectual Property. Borrower is the licensee and sole owner of its Intellectual Property, except for non-exclusive licenses granted by Borrower in the ordinary course of its business. Each patent is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower has not, nor will it enter into any other agreement or financing arrangement in which a Lien or a negative pledge in Borrower’s Intellectual Property is granted to any other party (except for license agreements for the licensing by Borrower of Intellectual Property in which Borrower provides a negative pledge to the licensor in respect of the licensed Intellectual Property). Notwithstanding the previous sentence, the Agent will have a first perfected security interest in all such license agreements. Borrower does not have any other interest in, or title to any patents, trademarks or material licenses that are registered or the subject of other pending applications for registrations except (i) as disclosed in the Perfection Certificate, and (ii) patents or patent applications which have not yet been licensed or published. Borrower owns or has rights to use all Intellectual Property material to the conduct of its business.

5.4 Litigation. As of the Effective Date, there is no civil, criminal or administrative action, suit, claim, indictment, proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of any Responsible Officer, threatened, by any Person or any federal, state or local governmental agency against Borrower or any Subsidiary or any Responsible Officer thereof, involving more than $100,000 or which, if adversely determined, could reasonably be expected to result in a Material Adverse Change, nor is there any basis therefor.

5.5 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to the Agent, with a copy to each Lender, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations, and show all material Indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, the Term Loan Commitments and Indebtedness. No event, change, condition or state of facts has occurred that has resulted in, or is reasonably likely to result in, individually or in the aggregate, a Material Adverse Change since the date of the most recent financial statements delivered by Borrower to the Agent and the Lenders.

5.6 No Disposition. From the date of the most recent audited financial statements delivered to the Agent, with a copy to the Lenders, to and including the date hereof, there has been no Transfer by Borrower and its Subsidiaries, or any Involuntary Disposition, of any material part of the business or Property of Borrower and its

Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the date hereof.

5.7 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.8 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.

5.9 Compliance with Laws. Borrower and each Subsidiary has operated at all times in compliance with the requirements of all Laws and all orders, writs, conditions of participation, contracts, standards, policies, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities, except where noncompliance individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing:

(a) neither Borrower nor any Subsidiary, nor any individual employed by Borrower or any Subsidiary, has any criminal culpability or has been excluded from participation in any state or federal program for corporate or individual actions or failures to act known to Borrower or any Subsidiary where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event and neither Borrower nor any Subsidiary nor any individual employed by Borrower or Subsidiary has been subject to sanction or been indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any state or federal program or other applicable Laws;

(b) no officer or other member of management continues to be employed by Borrower or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by a Governmental Authority unless such officer or other member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by a Governmental Authority;

(c) neither Borrower nor any Subsidiary is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected to result in an Exclusion Event or a Material Adverse Change; and

(d) neither Borrower nor any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

5.10 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.11 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required federal and state income tax returns and all other material tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies the Agent, with a copy to each Lender, in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.12 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.13 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to the Agent or any Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to the Agent or such Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by the Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.14 No Default.

(a) Borrower is not (i) in breach of or default under any Material Contract, or (ii) is in breach of or default under any Contractual Obligation that could reasonably be expected to result in a Material Adverse Change.

(b) No Default or Event of Default has occurred and is continuing.

5.15 Environmental Compliance. Except as could not reasonably be expected to result in a Material Adverse Change:

(a) The Businesses and each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) Neither Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(c) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of Borrower, threatened, under any Environmental Law to which Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary, the Facilities or the Businesses.

5.16 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations and published interpretations thereunder, and other federal or state Laws. Borrower and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan. Borrower and each ERISA Affiliate has performed all their obligations under each Plan according to their terms.

(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.17 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower or any Subsidiary as of the date hereof, and neither Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

5.18 Material Contracts. Schedule 5.18 contains a true, correct and complete list of all Material Contracts in effect as of the Effective Date, and except as described thereon, all such Material Contracts are in full force and effect and no material breaches, defaults or events of default currently exist thereunder.

5.19 Patriot Act. To the extent applicable, Borrower is in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.20 Licensing and Accreditation. Except as set forth in Schedule 5.20, each of Borrower and its Subsidiaries has, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; and (ii) obtained and maintains in good standing all Governmental Approvals; and (iii) ensured that all such Governmental Approvals are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited (collectively, “Certificates, Licenses and Government Approvals”), except in each case where the failure to obtain or maintain such Certificates, Licenses and Government Approvals could reasonably be expected to result in a Material Adverse Change. No event has occurred or other fact exists with respect to the Certificates, Licenses and Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Certificates, Licenses and Governmental Approvals. No notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any Certificates, Licenses and Governmental Approvals has been delivered, issued, proposed or threatened.

6	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance; Compliance with Laws.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a material adverse effect on Borrower or Borrower’s business.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its business, its obligations under the Loan Documents to which it is a party and the grant of a security interest to the Agent, for the benefit of the Lenders, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to the Agent with a copy to each Lender.

(c) Maintain its and all its Subsidiaries’ compliance with the laws and regulations described in Sections 5.15 and 5.16 and maintain its and all its Subsidiaries’ compliance at all times with the representations and warranties contain in Sections 5.15 and 5.16.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to the Agent, with a copy to each Lender: (i) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8 K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (ii) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more; (iii) as soon as available, but no later than thirty (30) days following the last day of Borrower’s fiscal year, an annual business plan and budget approved by Borrower’s Board of Directors, containing, among other things, projected financial statements (including, without limitation, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of each such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for each such Fiscal Quarter) for each Fiscal Quarter through the Maturity Date; and (iv) such budgets, sales projections, operating plans, board presentations and operating plans (including scientific updates) and other financial information reasonably requested by the Agent or any Lender.

(b) Within thirty (30) days after the last day of each month, deliver to the Agent, with a copy to the Lenders, a monthly cash flow statement and a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Promptly after the same are available (and in any event within ten (10) days thereof), deliver to the Agent, with a copy to each Lender, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration or any successor agencies or authorities concerning any material environmental, health or safety matters, and all material reports and written information to and from any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify the Agent, with a copy to each Lender, of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.11 hereof, and shall deliver to the Agent, with a copy to each Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as the Agent, or the Lenders, may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to the Agent or the Lenders. All property policies shall have a lender’s loss payable endorsement showing the Agent, for the benefit of the Lenders, as an additional lender loss payee and waive subrogation against the Agent, and all liability policies shall show, or have endorsements showing, the Agent as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give the Agent, with a copy to the Lenders, at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At the Agent’s or any Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments to the Agent with a copy to each Lender. Proceeds payable under any policy shall, at the Agent’s option or at the direction of the Lenders, be payable to the Agent, for the benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which the Agent, on behalf of the Lenders, has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Agent or at the direction of the Lenders, be payable to the Agent, for the benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Agent (with a copy to the Lenders), the Agent or the Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies the Agent or the Lenders deem prudent.

6.6 Operating Accounts. Provide the Agent (with a copy to the Lenders) five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Agent’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to the Agent and the Lenders by Borrower as such.

6.7 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of any Intellectual Property that is material to its business; (b) promptly advise the Agent in writing, with a copy to each Lender, of material infringements of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without the Agent’s or the Lenders’ written consent.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to the Agent and each Lender, without expense to the Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that the Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Right to Invest. Grant to each Lender or its Affiliates a right (but not an obligation) to invest up to One Million Dollars ($1,000,000) in the aggregate (each such Lender’s investment being limited to its Pro Rata share of $1,000,000) according to each Lender’s Pro Rata share, in any of Borrower’s rounds of private equity financing occurring after the Effective Date on the same terms, conditions and pricing offered to its lead investors. Borrower shall give the Agent, with a copy to each Lender, at least twenty (20) days prior written notice of each private equity financing which notice shall (a) identify the investors participating in such private equity financing and contain the terms, conditions and pricing of each private equity financing, and (b) be delivered to the Agent’s addresses, with a copy to each Lender, set forth in Section 10 hereof. The rights granted hereunder shall survive the termination of this Agreement.

6.10 Notices of Litigation and Default. Borrower shall give prompt written notice to the Agent, with a copy to each Lender, of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to result in a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to the Agent with a copy to each Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.11 Collateral of Subsidiaries; Creation/Acquisition of Subsidiaries. Borrower and such Subsidiary shall take all such action as may be reasonably required by the Agent or the Lenders to cause each domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest, in favor of the Agent, in and to the assets of such Subsidiary; and Borrower shall grant and pledge to the Agent, for its benefit and the benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (in the case of a foreign Subsidiary, such pledge shall not exceed 65% of such stock units or other evidence of ownership). In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify the Agent with a copy to each Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by the Agent or the Lenders to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest, in favor of the Agent, in and to the assets of such Subsidiary.

6.12 Further Assurances. Borrower shall execute any further instruments and take further action as the Agent or Lenders reasonably request to perfect or continue the Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Borrower shall deliver to the Agent with a copy to each Lender, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.13 Notices.

(a) Promptly (and in any event within two (2) Business Days) notify the Agent and each Lender in writing of the occurrence (i) of any Default or Event of Default, (ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change, (iii) an ERISA Event, (iv) any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary, (v) any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 5.15 to cease to be true in all material respects at any time during the duration of this Agreement, (vi) an actual or threatened Exclusion Event, or the institution of any investigation, review or proceeding against Borrower that may result in an Exclusion Event, (vii) any notice of loss or threatened loss of any applicable Governmental Approval or accreditation, in each case, that could reasonably be expected to result in a Material Adverse Change, or (viii) any loss, damage or destruction to the Collateral in the amount of $50,000 or more individually, whether or not covered by insurance.

(b) Immediately upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party to Borrower of, (i) Borrower’s default pursuant to the terms of any Material Contract to which Borrower is a party or (ii) the termination of, or the intent or threat to terminate, any such Material Contract or lease, notify the Agent in writing with a copy to each Lender of such default, termination or threat.

(c) Each notice pursuant to this Section 6.13 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.13(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.14 Maintenance of Properties.

(a) Maintain, preserve and protect all of its property necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof.

(c) Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

6.15 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

6.16 Inspection Rights. Permit representatives and independent contractors of the Agent and the Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to Borrower; provided, however, that (i) such visits and inspections at Borrower’s expense shall be limited to no more than two (2) times per calendar year unless a Default or an Event of Default exists, (ii) when a Default or an Event of Default exists, the Agent and the Lenders (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice; and (iii) whether or not a Default or Event of Default exists, the Agent and the Lenders (or any of its representatives or independent contractors) may conduct such visits and inspections at any time at their own expense during normal business hours upon reasonable advance notice to Borrower.

6.17 Pledged Assets.

(a) At all times, (a) cause all of the owned and leased personal Property of Borrower to be subject at all times to a first priority, perfected Lien in favor of the Agent to secure the Obligations pursuant to the terms and conditions of the Loan Documents or, with respect to any such Property acquired subsequent to the date hereof, such other additional security documents as the Agent or any Lender shall reasonably request, subject in any case to Permitted Liens and (b) deliver such other documentation as the Agent or any Lender may reasonably request in connection with the foregoing, including appropriate UCC financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 3.1(l), all in form, content and scope reasonably satisfactory to the Agent and each Lender.

(b) Without limiting the generality of the above, Borrower will cause 100% of the issued and outstanding Capital Stock of each domestic Subsidiary and 65% of the issued and outstanding Capital Stock of each foreign Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or such other security documents as the Agent or any Lender shall request, subject to Permitted Liens.

(c) With respect to each Account for which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Agent’s right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, Borrower will take such steps as the Agent or any Lender may from time to time reasonably request, including compliance with the Federal Assignment of Claims Act of 1940, and the Social Security Act, in each case and such acts, rules and regulations may be amended, modified, supplemented and/or replaced from time to time.

(d) If an Event of Default exists, Borrower shall grant a first priority, perfected Lien (except for Permitted Liens) on any additional Property of Borrower in favor of the Agent for the benefit of itself and the other Lenders to secure the Obligations pursuant to the terms and conditions of the Loan Documents as requested by the Agent or the Lenders in their sole discretion.

6.18 Lenders’ Meetings. Borrower will, upon the request of the Agent or any Lender, participate in a meeting of the Agent and the Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and the Agent) at such time as may be agreed to by Borrower and the Agent; provided that during the existence of a Default or Event of Default, meetings may be held more frequently than once per Fiscal Year.

6.19 Agreement with Landlord. Borrower shall use commercially reasonable efforts to obtain and maintain such landlord agreements with respect to any real property on which (a) Borrower’s principal place of business, (b) Borrower’s books or records, or (c) Collateral with an aggregate value in excess of Two Hundred Fifty Thousand Dollars ($250,000) is located (other than real property owned by Borrower) as the Agent or the Lenders may reasonably require.

7	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive and exclusive licenses for the use of Intellectual Property and rights to Intellectual Property, collaborative transactions, and/or joint ventures each entered in the ordinary course of business; and (e) other Transfers of property with an aggregate value of up to Two Hundred Fifty Thousand Dollars ($250,000) in each calendar year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) suffer or permit a Change in Control. Borrower shall not, without at least twenty (20) days prior written notice to the Agent with a copy to each Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a Guarantor and has provided the Agent with a first priority Lien on all of its assets, subject to Permitted Liens) or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any of the Collateral not to be subject to the first priority security interest granted herein, or enter into, or permit to exist, any agreement, document, instrument or other arrangement binding upon it (except with or in favor of the Agent for the benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.5 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as a Default or Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than Borrower) to own any Capital Stock of any Subsidiary, except to qualify directors where required by applicable Laws or to satisfy other requirements of applicable Laws with respect to the ownership of Capital Stock of Foreign Subsidiaries, (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock, (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary other than pursuant to the Loan Documents.

7.12 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.8, 6.9, 6.11, or 6.17 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with any Lender or any Lender Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and);

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Agent or any Lender or to induce the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with the Agent, or any creditor that has signed such an agreement with the Agent breaches any terms of such agreement.

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8.11 Guaranty. (a) Any guaranty (including, without limitation, any Guaranty) of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty (including, without limitation, any Guaranty) of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; or (d) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9	AGENT’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues the Agent may, and at the request of all Lenders shall, take any or all of the following actions, without notice or demand:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by the Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Agent considers advisable, notify any Person owing Borrower money of the Agent’s (for the benefit of the Lenders) security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts they consider necessary or reasonable to protect the Collateral and/or their security interest in the Collateral. Borrower shall assemble the Collateral if the Agent requests and make it available as the Agent designates. The Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to their security interest and pay all expenses incurred. Borrower grants the Agent a license to enter and occupy any of its premises, without charge, to exercise any of the Agent’s rights or remedies;

(e) apply to the Obligations any balances and deposits of Borrower the Agent holds on behalf of the Lenders;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. The Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to the Agent’s benefit, for the benefit of the Lenders;

(g) place a “hold” on any account maintained with the Agent on behalf of the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to the Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints the Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms the Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Agent or a third party as the Code permits. Borrower hereby appoints the Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Lenders are under no further obligation to make Credit Extensions hereunder. The Agent’s foregoing appointment as Borrower’s attorney in fact, and all of the Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, the Agent may obtain such insurance or make such payment, and all amounts so paid by the Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. The Agent will make reasonable efforts to provide Borrower with notice of the Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Agent are deemed an agreement to make similar payments in the future or the Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which the Agent shall allocate or apply any payments required to be made by Borrower to the Agent or otherwise received by the Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, any amounts received by Agent on account of the Obligations shall be applied by the Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Lenders’ Expenses) payable to the Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Lenders’ Expenses), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Credit Extensions and fees, premiums and scheduled periodic payments, and any interest accrued thereon, Pro Rata among the Lenders;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Credit Extensions and breakage, termination or other payments, and any interest accrued thereon Pro Rata among the Lenders;

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

9.5 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Agent, but without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.6 Agent’s Liability for Collateral. So long as the Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Agent, the Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. The Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Agent and all Lenders and then is only effective for the specific instance and purpose for which it is given. The Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. The Agent and the Lenders have all rights and remedies provided under the Code, by law, or in equity. The Agent’s and the Lenders’ exercise of one right or remedy is not an election, and the Agent’s and the Lenders’ waiver of any Event of Default is not a continuing waiver. The Agent’s and the Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Agent, for the benefit of the Lenders, on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number indicated below. Each party may change its mailing or electronic mail address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Anesiva, Inc. 650 Gateway Boulevard South San Francisco, California 94080 Attn: Jean-Frederic Viret Tel.: 650-246-6891 Fax: 650-871-5603 Email: viret@anesiva.com

If to CIT:	CIT Healthcare LLC 305 Fellowship Road, Suite 300 Mount Laurel, New Jersey 08054 Attn: Cole Silver Tel.: 856-813-2696 Fax: 856-813-2996 email: cole.silver@cit.com

If to Horizon:	Compass Horizon Funding Company, LLC 76 Batterson Park Road Farmington, CT 06032 Attn: Legal Department Tel.: 860-676-8655 Fax: 860-676-8654

If to Oxford or the Agent:	Oxford Finance Corporation 133 N. Fairfax Street Alexandria, VA 22314 Attn: Timothy A. Lex, Chief Operating Officer Tel.: (703) 519-4900 Fax: (703) 519-5225 Email: tlex@oxfordfinance.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, MA 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH LOAN PARTY HEREBY ALSO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN ANY STATE IN WHICH A BORROWER OR OTHER LOAN PARTY OWNS PROPERTY OR OPERATES ITS BUSINESS. EACH PARTY

HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM

(c) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without the Agent’s and each Lender’s prior written consent (which may be granted or withheld in their discretion; provided that such consent shall not be unreasonably withheld with respect to assignments made by other Lenders). Each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. No Lender may assign any interest hereunder to Borrower or a natural Person.

12.2 Indemnification. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify and hold harmless each Agent-Related Person, each Lender, each Lender and the respective Affiliates of all such Persons, directors, officers, employees, counsel, trustees, advisors, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Lenders’ Expenses and other costs of investigation or defense, including those incurred upon any appeal) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Credit Extension or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower or any Subsidiary, or any Environmental Liability related in any way to Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet, IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the date hereof). All amounts due under this Section 12.2 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 12.2 shall survive the resignation of the Agent, the replacement of any Lender and the Termination Date. To the extent that the indemnification set forth in this

Section 12.2 may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Laws to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. Without limiting the generality of any provision of this Section 12.2, to the fullest extent permitted by law, Borrower hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments.

(a) No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by a Borrower or any Subsidiary therefrom, may in any event be effective unless in writing signed by the Agent (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or such Subsidiary is a party, signed by such party, and, in the case of any amendment, modification or supplement to Section 13, signed by the Agent in its representative capacity), and then only in the specific instance and for the specific purpose given.

(b) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and acknowledged by the Agent and signed by, Borrower and the Lenders having more than (x) 66 2/3% of the Term Loan Commitments of all Lenders or (y) if such Term Loan Commitments have expired or been terminated, 66 2/3% of the aggregate outstanding principal amount of the Term Loans (the “Requisite Lenders”); provided, however, that so long as a party that is a Lender hereunder on the Effective Date does not assign any portion of its Term Loan Commitment or Term Loans, the “Requisite Lenders” shall include such Lender. Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document shall, unless in writing and signed by the Agent and each Lender directly affected thereby: (i) increase or decrease the Commitment of any Lender (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property, in each case, except as otherwise expressly permitted in the Loan Documents (which shall be deemed to affect all Lenders), (v) subordinate the lien granted in favor of the Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Loan Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders) or (vii) amend, modify, terminate or waive Section 9.4, 9.5 or 12.5(b) or (c).

(d) Notwithstanding any provision in this Section 12.5 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of the Agent hereunder shall be effective unless signed by Borrower, the Agent and Requisite Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.5 shall apply equally to, and shall be binding upon, all the Lenders and the Agent.

12.6 Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify the Agent and the Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, the Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to the Agent’s or such Lender’s Subsidiaries or Affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Agent or such Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to the Agent’s or such Lender’s regulators or as otherwise required in connection with the Agent’s or such Lender’s examination or audit; and (e) as the Agent and the Lenders consider appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of the Agent or any Lender so long as such service providers have executed a confidentiality agreement with the Agent or such Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Agent’s or such Lender’s possession when disclosed to the Agent or such Lender, or becomes part of the public domain after disclosure to the Agent or such Lender; or (ii) is disclosed to the Agent or a Lender by a third party, if the Agent or such Lender does not know that the third party is prohibited from disclosing the information.

The Agent and each Lender may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as the Agent or such Lender does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and the Agent or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

13	THE AGENT

13.1 Appointment and Authorization of the Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3 Liability of the Agent. Except as otherwise provided herein, no Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Agent shall have received written notice from a Lender or Borrower, describing such Default or Event of Default. The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default and/or Event of Default as may be directed by all Lenders in accordance with Article 9; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.

13.6 Credit Decision; Disclosure of Information by the Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

13.7 Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), Pro Rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of the Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of all Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by the Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 13.7 shall survive the Termination Date and the resignation of the Agent.

13.8 Agent in its Individual Capacity. With respect to its Credit Extensions, Oxford shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent, and the terms “Lender” and “Lenders” include Oxford in its individual capacity.

13.9 Successor Agent. The Agent may resign as the Agent upon ten (10) days’ notice to the Lenders. If the Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor Agent for the Lenders, which successor Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders (or the affiliates thereof). Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the respective term “Agent” means such successor Agent and the retiring Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article 13 and Sections 2.4(d) and 12.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor Agent has accepted appointment as the Agent by the date ten (10) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

13.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, the Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Section 2.4 allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.4.

13.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by the Agent under any Loan Document (i) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Term Loan Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.5. Upon request by the Agent at any time, all Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 13.11.

13.12 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with the Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions and (iii) assist the Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9 Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

13.13 No Liability of Lenders. The relationship between Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender. Neither the Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrower, on the one hand, and the Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of any Borrower’s business or operations. Borrower agrees that neither the Agent nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER OR ITS AFFILIATES HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, the Lenders or among Borrower and the Lenders and the Agent.

13.15 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

14	DEFINITIONS

14.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Agent” has is defined in the preamble hereof.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent-Related Persons” means the Agent, together with its Affiliates, and its Approved Funds, and the officers, directors, employees, agents, advisors, auditors and Controlling Persons and attorneys-in-fact of such Persons and Affiliates; provided, however, that no Agent-Related Person shall be an Affiliate of Borrower.

“Agreement” is defined in the preamble hereof.

“Amortization Date” means August 1, 2009.

“Anesiva Hong Kong” means Anesiva Hong Kong, Ltd., a Hong Kong limited company.

“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).

“Authorizing Resolutions” means resolutions duly executed by the board of directors (or similar governing body) of a Person, pursuant to which, among other things, such Person is authorized to (i) enter into the Loan Agreement and the other Loan Documents to which such Person is a party, (ii) borrow money or guaranty the Obligations, as appropriate, and otherwise engage in the transactions contemplated by the Loan Documents to which such Person is a party, and (iii) grant a security interest to the Agent, for the benefit of the Lenders, in the Collateral (as defined herein and in the Guarantor Security Agreement).

“Basic Rate” is the per annum rate of interest (based on a year of 360 days) equal to the greater of (i) 12.00% and (ii) the sum of (a) the three-month U.S. LIBOR rate reported in the Wall Street Journal three (3) Business Days prior to the applicable Funding Date, plus (b) 9.21%.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Businesses” means, at any time, a collective reference to the businesses operated by Borrower and its Subsidiaries at such time.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit issued by a bank acceptable to the Agent and each Lender maturing no more than one (1) year after issue. For the avoidance of doubt, the direct purchase by Borrower, co-borrower, or any Subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any Subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include and each Borrower and Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Change in Control” means any event, transaction, or occurrence (excluding the sale of capital stock by Borrower in satisfaction of the requirements of Section 2.2(d) hereof) as a result of which (a) the existing shareholders (consisting of Alta Partners, JP Morgan, Sofinova, Interwest) or their Affiliates shall cease to own of record (i) at least 50% of the Capital Stock of Borrower, or (ii) Capital Stock having a majority of the ordinary voting power for the election of directors of Borrower (on a fully diluted basis), (b) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities; or (c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“CIT” means CIT Healthcare LLC, as a Lender.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and any Lender or Lenders pursuant to which such Lender or Lenders obtain control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan or any other extension of credit by any Lender for Borrower’s benefit.

“Debtor Relief Laws” means the Title 11 of the United States code entitled “Bankruptcy” as now and hereafter in effect or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, indoor and outdoor air emissions, soil, groundwater, wastewater, surface water, stormwater, wetlands, sediment and discharges of wastewater to public treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code). Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (g) the occurrence of an act or omission which could give rise to the imposition on Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against Borrower or any ERISA Affiliate in connection with any Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (k) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; or (l) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Event of Default” is defined in Section 8.

“Exclusion Event” means an event or events resulting in the exclusion of Borrower or any Subsidiary or any of the Facilities from participation in any Federal program where such exclusion could reasonably be expected to have a material adverse effect on Borrower’s business.

“Facilities” means, at any time, the facilities and real properties owned, leased, managed or operated by Borrower or any Subsidiary, from which Borrower or any Subsidiary provides or furnishes goods or services.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent, in its sole discretion.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d) the early termination of this Agreement, equal to the committed amount of such Term Loan (or with respect of a Term Loan prepaid pursuant to Section 2.2(d), the committed amount of the Term Loan prepaid) multiplied by the Final Payment Percentage.

“Final Payment Percentage” is four percent (4.00%).

“First Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) September 30, 2008, and (b) an Event of Default.

“First Term Loan” is defined in Section 2.2(a).

“Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Laws, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Funding Date” is any date on which any Term Loan is made to or on account of Borrower.

“Guarantor” is any present or future guarantor of the Obligations, including, AlgoRx Pharmaceuticals, Inc.

“Guarantor Security Agreement” is each Security Agreement (or joinder thereto) entered into by and between a Guarantor and the Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Agent and the Lenders.

“Guaranty” is each Guaranty (or joinder thereto) made by a Guarantor in favor of the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent and the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Horizon” means Compass Horizon Funding Company, LLC, as a Lender.

“Intellectual Property” means any copyright, trademark, servicemark, patent, design right, software, trade secret of Borrower and any applications, registrations, claims, products, awards, judgments, amendments, renewals, extensions, improvements, and insurance claims related thereto.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnitees” has the meaning set forth in Section 12.2 hereof.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other Debtor Relief Laws, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) incurred by the Agent and each Lender for preparing, negotiating, administering, amending, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lender’s Office” means, with respect to each Lender, such Lender’s address and, as appropriate, account as set forth on Schedule 14.1 or such other address or account as such Lender may from time to time notify Borrower, the Agent and the other Lenders.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any Note, or Notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of the Agent or any Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Request Form” is that certain form attached hereto as Exhibit C.

“Market Capitalization” means an amount determined by multiplying the number of shares of all of Borrower’s common stock outstanding on the applicable date, including, but not limited to all shares issued to or for the benefit of any Affiliate, officer, director, employee of Borrower and each of their respective family members and controlled entities on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), by the then current market price of Borrower’s common stock on the NASDAQ Global National Market as reported on the Internet website “www.nasdaq.com” or if such website is unavailable, as reported in The Wall Street Journal as of such date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) or prospects of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contract” means any lease of real or personal property, contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” with respect to a Term Loan is the earliest of (a) that date which is thirty (30) months after the Amortization Date with respect to such Term Loan, (b) the occurrence of an Event of Default, or (c) the date of any prepayment of all outstanding principal plus accrued interest and all other amounts then due and payable (including without limitation the Prepayment Fee and the Final Payment) in respect of such Term Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Note” means for the Term Loans, one of the secured promissory notes of Borrower substantially in the form of Exhibit D.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lender Expenses, the Final Payment, Prepayment Fee, and other amounts Borrower owes any Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (regardless of whether allowed) and debts, liabilities, or obligations of Borrower assigned to any Lender, and the performance of Borrower’s duties under the Loan Documents, but excluding any obligations arising under the Warrants.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Taxes” is defined in Section 2.4.2(b).

“Oxford” means Oxford Finance Corporation, as a Lender.

“Payment Date” is the first day of each calendar month.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e) Indebtedness incurred in the financing of insurance premiums in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens;

(g) other unsecured Indebtedness in an aggregate outstanding principal amount at any time not to exceed Five Hundred Thousand Dollars ($500,000); and

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Deposit Accounts in which the Lenders have a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Without duplication of the Investments specified in clause (a) above, Investments by Borrower in Anesiva Hong Kong in an aggregate amount not to exceed Three Million Dollars ($3,000,000);

(g) Without duplication of the Investments specified in clauses (a) and (f) above, Investments by Borrower in Anesiva Hong Kong and Wanbang Anesiva an aggregate amount not to exceed One Million Dollars ($1,000,000) in any calendar year.

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

(k) Investments of Subsidiaries in or to other Subsidiaries or Borrower, Investments by Borrower in Subsidiaries and Investments by Borrower or Subsidiaries in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support (in each case exclusive of the Investments specified in clauses (f) and (g) above) not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting the Lenders a security interest;

(h) licenses of Intellectual Property permitted under Section 7.1;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that the Lenders have a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by Borrower, any of its Subsidiaries or any of its ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date made by Borrower in favor of the Agent, for the benefit of the Lenders.

“Prepayment Fee” is an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Effective Date through and including the date which is twelve (12) months thereafter, five percent (5.0%) of the principal amount of the Term Loans prepaid;

(ii) for a prepayment made after the date which is thirteen (13) months after the Effective Date through and including the date which is twenty-four (24) months after the Effective Date, four percent (4.0%) of the principal amount of the Term Loans prepaid; and

(ii) for a prepayment made after the date which is twenty-four (24) months after the Effective Date and prior to the Maturity Date, three percent (3.0%) of the principal amount of the Term Loan prepaid.

“Pro Rata” means, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of Term Loans made by such Lender by the aggregate amount of all outstanding Term Loans.

“Proceeding” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“Regulatory Change” means, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including the Lenders, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Right to Invest Letter” is the Right to Invest Letter, dated as of the Effective Date, made by Borrower in favor of the Lenders.

“Sale and Leaseback Transaction” means, with respect to Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Second Draw Conditions” means Borrower’s achievement of positive top line Phase III data of the injectible capsaicin (Adlea) in either bunionectomy or knee replacement surgery.

“Second Draw Period” is the period of time commencing on the date on which the Second Draw Conditions have been satisfied (as evidenced by a resolution of Borrower’s Board of Directors that the conditions have been met and that Borrower will continue development of the injectible capsaicin (Adlea) program) through the earliest to occur of (a) March 31, 2009, and (b) an Event of Default.

“Second Term Loan” is defined in Section 2.2(a).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lenders entered into between the Lenders and the other creditor), in such amounts and on terms as are acceptable to the Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Taxes” is defined in Section 2.4.2(a).

“Term Loan” is defined in Section 2.2(a).

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a First Term Loan or a Second Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Transfer” is defined in Section 7.1.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“Wanbang Anesiva” means the joint venture known as “Wanbang Anesive (Jiangsu) Biotech Co., Ltd.” formed between Borrower and Wanbang Biological Pharmaceutical Co. Ltd.

“Warrants” are those certain Warrants to Purchase Stock dated on or about the Effective Date executed by Borrower in favor of each of CIT, Horizon and Oxford.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ANESIVA, INC., as Borrower

By:	/s/ Jean-Frédéric Viret
Name:	Jean-Frédéric Viret
Title:	Vice President and Chief Financial Officer

Signature Page to Loan and Security Agreement

OXFORD FINANCE CORPORATION, as the Agent and as a Lender

By:	/s/ Tim A. Lex
Name:	Tim A. Lex
Title:	Chief Operating Officer

Signature Page to Loan and Security Agreement

CIT HEALTHCARE LLC, as a Lender

By:	/s/ Jonathan L. Domm
Name:	Jonathan L. Domm
Title:	Senior Vice President

Signature Page to Loan and Security Agreement

COMPASS HORIZON FUNDING COMPANY LLC

By:	Horizon Technology Finance Management LLC, its adviser

	By:	/s/ Robert D. Pomeroy, Jr.
	Name:	Robert D. Pomeroy, Jr.
	Title:	Chief Executive Officer

Signature Page to Loan and Security Agreement

SCHEDULE 1.1

Lenders and Commitments

Lender	First Term Loan Commitment	Second Term Loan Commitment	Total
Oxford Finance Corporation	$10,000,000	$5,000,000	$15,000,000
CIT Healthcare LLC	$6,666,667	$3,333,333	$10,000,000
Compass Horizon Funding Company LLC	$3,333,333	$1,666,667	$5,000,000
Total:	$20,000,000	$10,000,000	$30,000,000

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: any of the following, whether now owned or hereafter acquired (i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable Laws, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing and (ii) any ownership interest in a foreign Subsidiary to the extent such ownership interest exceeds 65% of the total outstanding ownership interests of such foreign Subsidiary.

Pursuant to the terms of a certain negative pledge arrangement in favor of the Secured Party, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable Laws, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without the Secured Party’s prior written consent.

All terms used in this Exhibit A shall have the meanings given such terms in the Uniform Commercial Code.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	OXFORD FINANCE CORPORATION, as the Agent

Date:

FROM: ANESIVA, INC.

The undersigned authorized officer of ANESIVA, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, the Agent and the Lenders party thereto (the “Agreement”), (1) Borrower is in complete compliance for the period ending              with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct on this date; provided that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to the Agent and the Lenders. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly cash flow statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual budget	30 days prior to FYE	Yes No
10 Q, 10 K and 8-K	Within 5 days after filing with SEC	Yes No
Other monthly financial information, reasonably requested		Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ANESIVA, INC.	AGENT USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

EXHIBIT C

LOAN REQUEST FORM

EXHIBIT D

FORM OF TERM LOAN NOTE